ImmuCell Announces Sales Growth and Other Financial Results for Three and Six Months Ended June 30, 2004

PORTLAND, ME -- 07/19/2004 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three and six month periods ended June 30, 2004.

For the three months ended June 30, 2004, product sales increased by 9%, or $53,000, to $642,000, in comparison to the same period in 2003. For the six months ended June 30, 2004, product sales increased by 16%, or $255,000, to $1,860,000, in comparison to the same period in 2003.

"Our core business is experiencing steady sales growth, with expected seasonal fluctuations," commented Michael F. Brigham, president and CEO, "as we continue to fund the development of Mast Out®."

The Company recognized a net loss of $58,000, or $0.02 per share, for the three months ended June 30, 2004, compared to a net loss of $124,000, or $0.05 per share, during the same period in 2003. For the six months ended June 30, 2004, the Company recognized income before income taxes of $195,000. This compared with income before income taxes of $979,000 for the same period in 2003, which included $1,100,000 in other income from the sale of the Company's interest in a non-core joint venture. Net income of $114,000, or $0.04 per diluted share, was recognized for the six months ended June 30, 2004, compared to net income of $577,000, or $0.21 per diluted share, for the same period in 2003.

During the three month period ended June 30, 2004, research and development expenses decreased by 16%, or $47,000, to $241,000, comprising 36% of total revenues in 2004. During the six month period ended June 30, 2004, research and development expenses decreased by 23%, or $141,000, to $463,000, comprising 24% of total revenues in 2004. The primary focus of the Company's research and development efforts continues to be Mast Out, its Nisin-based treatment for mastitis in dairy cows. The research and development expenses related to Mast Out are expected to increase in the second half of the year.

The Company's cash and short-term investments increased by 1%, or $58,000, to $4,303,000 at June 30, 2004, as compared to $4,245,000 at December 31, 2003. Stockholders' equity increased by 2%, or $150,000, to $7,521,000 at June 30, 2004, as compared to $7,370,000 at December 31, 2003.

ImmuCell Corporation is a biotechnology company that is developing products intended to help reduce the overuse of antibiotics in animal and human healthcare and is manufacturing and selling other products that improve animal health and productivity in the dairy and beef industry. ImmuCell Corporation press releases and other information about the Company are available at its corporate web site at http://www.immucell.com.

                                       (Unaudited)          (Unaudited)
                                    Three Months Ended    Six Months Ended
(In thousands, except per                June 30,             June 30,
 share amounts)                       2004      2003       2004      2003
                                    -------   -------    -------   -------
Revenues:
Product sales                       $   642   $   590    $ 1,860   $ 1,605
Other revenues                           23        27         47       139
                                    -------   -------    -------   -------
Total revenues                          665       617      1,907     1,744

Cost and expenses:
Product costs                           300       284        759       709
Research and development expenses       241       289        463       604
Selling, general and
 administrative expenses                234       258        516       575
                                    -------   -------    -------   -------
Total costs and expenses                775       831      1,738     1,888
                                    -------   -------    -------   -------

Net operating (loss) income            (110)     (214)       169      (144)

Interest and other income                15        13         26     1,123
                                    -------   -------    -------   -------

(Loss) income before income taxes       (95)     (201)       195       979
Income tax (benefit) expense            (37)      (77)        81       402
                                    -------   -------    -------   -------
Net (loss) income                   $   (58)  $  (124)   $   114   $   577
                                    =======   =======    =======   =======

Net (loss) income per common share:
Basic                               $ (0.02)  $ (0.05)   $  0.04   $  0.21
Diluted                             $ (0.02)  $ (0.05)   $  0.04   $  0.21

Weighted average common
 shares outstanding:
Basic                                 2,758     2,736      2,751     2,736
Diluted                               2,961     2,736      2,947     2,794

                                   (Unaudited)
                                 At June 30, 2004      At December 31, 2003
                                 ----------------      --------------------
(In thousands)
Cash and short-term investments       $ 4,303                 $ 4,245
Total assets                            8,136                   8,187
Net working capital                     5,098                   4,965
Stockholders' equity                  $ 7,521                 $ 7,370

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106